Exhibit 99.1

Emclaire Financial Corp. 612 Main Street ¿ Emlenton, PA 16373-0046 Phone: (724) 867-2311 / FAX: (724) 867-1007 www.emclairefinancial.com

P R E S S   R E L E A S E

RELEASE DATE:	CONTACT:

Friday, August 28, 2009	William C. Marsh
Chairman of the Board
President and Chief Executive Officer

Phone: 724/867-2311, extension 118

FOR IMMEDIATE RELEASE

Farmers National Bank of Emlenton Announces Completion of Acquisition of

National City Branch Office in Titusville, Pennsylvania

Emlenton, Pennsylvania, August 28, 2009 – The Farmers National Bank of Emlenton (the “Bank”), the subsidiary operating bank of Emclaire Financial Corp. (OTCBB “EMCF”), announced today that the Bank completed its acquisition of the full-service branch office of National City Bank (“National City”), now a part of The PNC Financial Services Group, Inc. (NYSE: “PNC”), located in Titusville, Pennsylvania. The office will open for full service as a Farmers National Bank office on Monday, August 31, 2009.

Pursuant to the terms of the Purchase and Assumption Agreement dated April 7, 2009, Farmers National Bank assumed approximately $90.0 million in deposits in exchange for approximately $32.7 million in loans, $53.8 million in net cash, and certain fixed assets of the branch office. The Bank paid a premium of 3.4% on deposits assumed. The Bank has retained all employees of the Titusville Office. Based on the Corporation’s unaudited financial statements as of June 30, 2009 and the completion of the Titusville purchase, Emclaire Financial Corp. now has pro forma total assets and customer deposits of approximately $480.6 million and $381.9 million, respectively, and 13 full services offices operating in eight counties in Western Pennsylvania.

“We are thrilled to have entered the Titusville community. We look forward to welcoming our new customers and employees of the Titusville office to Farmers National Bank. We are grateful to everyone at Farmers, National City, and PNC for their tireless work and the professional manner in which they executed this acquisition,” commented William C. Marsh, Chairman, President and Chief Executive Officer of Emclaire Financial Corp. and the Bank.

Mr. Marsh also noted that “we look forward to expanding our presence and relationships in this market and to continuing the Farmers tradition of superior customer service and community involvement.”

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community commercial bank headquartered in Emlenton, Pennsylvania, operating 13 full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson, and Mercer Counties, Pennsylvania. For more information, visit the Corporation’s website at “www.emclairefinancial.com”, or the Bank’s website at “www.farmersnb.com”.

Emclaire Financial Corp.

Press Release

August 28, 2009

Forward-looking Statements

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.